UNITED MOBILE HOMES, INC.

AUDIT COMMITTEE CHARTER

As amended September 23, 2004

I.   AUDIT COMMITTEE PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

•

Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, risk management and legal and SEC compliance.

•

Monitor the independence and performance of the Company’s independent auditors.

•

Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

The   Audit   Committee  has  the  authority   to   conduct   any investigation appropriate to fulfilling its responsibilities  and it  has  direct  access to the independent auditors  as  well  as anyone in the organization. The Audit Committee has the  ability to  retain,  at the Company's expense, special legal, accounting, or  other  consultants  or  experts it  deems  necessary  in  the performance of its duties.

II.  AUDIT COMMITTEE COMPOSITION AND MEETINGS

Audit Committee members shall meet the requirements of the American Stock Exchange (AMEX), National Association of Securities Dealers (NASD) and the Securities Exchange Commission (SEC). The Audit Committee shall be comprised of three directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment.   All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand  fundamental financial statements, and  at  least  one member   of  the  Committee  shall  have  accounting  or  related financial management expertise.

Audit  Committee  members  shall be appointed  by  the  Board  of Directors  upon  recommendation by  the  Chairman.  If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting.   The  Committee  should  meet  privately  in  executive session  at  least annually with management and  the  independent auditors  and  as  a committee to discuss any  matters  that  the Committee  or  each of these groups believe should be  discussed. The Committee may ask members of management or others to attend meetings and provide

Amended as of September 23, 2004

pertinent information as necessary.   The Committee or its Chair should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors limited review procedures, as considered necessary.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

Review Procedures

1.   Review  and reassess the adequacy of this Charter  at  least annually.  Submit the charter to the Board of Directors  for approval  and  have the document published  at  least  every three years in accordance with SEC regulations.

1.

Review  the  Company's  annual audited financial  statements prior  to  filing  or distribution.  Review  should  include discussion  with  management  and  independent  auditors  of significant issues regarding accounting principles, practices and judgments.

2.

In   consultation   with management and the   independent auditors, consider the integrity of the Company's financial reporting   processes and controls.  Discuss   significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.

3.

Review significant findings prepared by the independent auditors together with management's responses.

4.   Review   with   financial management and the independent auditors, the company's quarterly financial results prior to the release of earnings and/or the company's quarterly financial statements prior to filing or distribution, as considered necessary.  Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

5.    The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.  The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6.    Approve the fees and other significant compensation to be paid to the independent auditors.

Amended as of September 23, 2004

7.    On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

8.    Review the independent auditors audit plan - discuss scope, staffing, locations, reliance upon management and general audit approach, as considered necessary.

9.   Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

10.   Consider  the  independent auditors'  judgments  about  the quality  and  appropriateness  of  the  Company's  accounting principles as applied in its financial reporting.

11.   On  at  least  an annual basis, review with  the  Company's inside counsel, and if necessary, outside counsel, any legal matters that could have a significant impact on the   organization's  financial  statements,  the   Company's compliance  with  applicable laws and regulations,  inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

12.  Annually prepare a report to shareholders as required by the Securities and Exchange Commission.  The report should be included in the Company's annual proxy statement.

13.   Perform any other activities consistent with this Charter, the Company's By-laws and   governing law, as the Committee or the Board deems necessary or appropriate.

14.

Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

15.

Establish and maintain the procedures for the treatment of complaints regarding accounting, internal control, auditing, including procedures for the anonymous submission of complaints.

      16.  Perform an annual self-evaluation of the audit committee.

Amended as of September 23, 2004